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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549


                                 FORM 8-K

                              CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of

                   the Securities Exchange Act of 1934


                        Dated:  September 19, 1997




                   LOUISVILLE GAS AND ELECTRIC COMPANY
          (Exact name of registrant as specified in its charter)



            Kentucky             2-26720           61  -  0264150
        (State or other        (Commission        (I.R.S. Employer
        jurisdiction of        File Number)     Identification No.)
         incorporation)




    220 West Main Street (P.O. Box 32010) Louisville, Kentucky  40232
                 (Address of principal executive offices)



                              (502) 627-2000
                     (Registrant's telephone number)

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Item 5.  Other Events.

On September 12, 1997 the Kentucky Public Service Commission ("Kentucky PSC") entered an Order (the "Kentucky Order") approving the proposed merger of KU Energy Corporation ("KU Energy"), with LG&E Energy Corp. ("LG&E Energy"), the parent of Louisville Gas and Electric Company (the "Company"). The companies entered into an Agreement and Plan of Merger (the "Merger Agreement") on May 20, 1997. Pursuant to the Merger Agreement, holders of KU Energy will receive 1.67 shares of LG&E Energy common stock for each share of KU Energy common stock held at the effective date of the merger. As a result of the merger, LG&E Energy will become the parent holding company of Kentucky Utilities Company ("KU") and the Company, and the non-utility subsidiaries of each party.

In the application filed with the Kentucky PSC, the utilities proposed that net non-fuel cost savings expected to result from the merger be spread among the shareholders, wholesale requirements customers and the retail electric customers in each state jurisdiction. The Kentucky Order approved this regulatory plan submitted by the companies. Fuel cost savings will be passed on to Kentucky retail customers through fuel adjustment clauses. In the Kentucky Order, the Kentucky PSC approved proposed surcredit tariffs which will result in reductions in Kentucky retail electric customers' bills in amounts based on 50% of the currently estimated gross non-fuel cost savings to be achieved during the first five years as a result of the merger, less 50% of the actual costs to achieve such savings (but not in excess of the currently estimated costs to achieve), in each of the five years following effectiveness of the merger. Under the surcredit tariffs, as approved by the Kentucky PSC, Kentucky retail customers will be entitled to such reductions whether or not such level of cost savings is actually achieved.

Total currently estimated merger savings for the 10 years following the merger are $765 million with costs to achieve the savings estimated at $77.2 million.

The Kentucky Order requires KU and the Company to initiate a formal proceeding no later than midway through the fifth year following the merger to present a plan for sharing with ratepayers the then projected levels of merger savings for periods following the initial five years. In addition, the parties have proposed a base rate cap for five years after consummation of the merger, except in the event of extraordinary circumstances such as a significant increase in the federal corporate tax rate. The Kentucky Order notes that the Kentucky PSC has the statutory jurisdiction to regulate utility rates including the authority to investigate and review the Company's and KU's earnings at any time.
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The Kentucky Order also requires KU and the Company to file by
September 14, 1998 or the consummation of the merger, whichever is later, detailed plans to address any future rate regulation that may be adopted in the state. If either utility elects to remain under traditional rate of return regulation, it must state the reasons and include an analysis and proposals relative to its earnings at that time. Alternatively, the Kentucky Order provides that if either utility elects non-traditional regulation, the reasons for this choice must be disclosed, along with details of a proposal and how it will achieve the Kentucky PSC's goals of providing incentives to utilities and a sharing of resulting benefits with ratepayers. The Kentucky Order further provides that the Kentucky PSC will at that time determine on the basis of the described filings and other information whether changes should be made to the existing regulation of KU and the Company.

The Kentucky Order also imposes certain routine record keeping and reporting requirements on KU and the Company, including quarterly financial analyses to be submitted to the Kentucky PSC beginning with the last quarter of 1997. The Kentucky Order is subject to a petition for rehearing until October 6, 1997 or appeal until October 15, 1997.

The merger is also subject to approval by KU Energy's and LG&E Energy's shareholders. Special meetings of shareholders are scheduled for October 14, 1997. Approvals are also required from the Federal Energy Regulatory Commission, the Virginia State Corporation Commission and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935. Notices will be filed with the Federal Trade Commission and the U.S. Department of Justice as well as the Tennessee Regulatory Authority. Consummation of the merger is currently contemplated in the second half of 1998.

In an unrelated matter, LG&E Energy announced on September 17, 1997, that its 1997 earnings would be lower than 1996 earnings of $1.57 per share and could be in a range of $1.40 to $1.48 per share. LG&E
Energy's press release on this issue is filed as Exhibit 99.03 hereto.

Statements contained in this Form 8-K that state the Company's or LG&E Energy's or their management's intentions, expectations or predictions of the future are forward looking statements. The Company's or LG&E Energy's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's and LG&E Energy's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.

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Item 7(c).  Exhibits Filed.

Exhibit
Number                Description

99.01                 News  Release  from  LG&E  Energy  Corp.  dated
                      September 12, 1997.

99.02 News Release from the Kentucky Public Service Commission dated September 12, 1997.

99.03                 News  Release  from  LG&E  Energy  Corp.  dated
                      September 17, 1997.
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                             SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               LOUISVILLE GAS AND ELECTRIC COMPANY
                               Registrant





Date:  September 19, 1997      John R. McCall
                               ___________________________________
                               John R. McCall
                               Executive Vice President, General
                               Counsel and Corporate Secretary